UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Amendment No. 1)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VANGUARD MINERALS CORPORATION
(Name of Registrant As Specified In Its Charter)

402 West Broadway, Suite 2800, San Diego, CA 92101
Tel: 540-841-0226
Fax: 415-358-5548

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies: Common Shares
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: $0
(5)	Total fee paid: $0
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

This 14C Preliminary Information Amendment No. 1 statement is filed by the Company in order to amend the 14C Preliminary Information statement filed by the Company with the Securities and Exchange Commission (SEC) on February 28, 2010.

VANGUARD MINERALS CORPORATION

INFORMATION STATEMENT
SHAREHOLDER MAJORITY ACTION AS OF MAY __, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT IS BEING PROVIDED ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF VANGUARD MINERALS CORPORATION (THE "COMPANY") TO RECORD HOLDERS OF SHARES OF OUR COMMON  STOCK  ("SHAREHOLDERS")  AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE OF MAY 10, 2010.

NOTICE IS HEREBY GIVEN TO ALL STOCKHOLDERS THAT A MAJORITY ACTION OF STOCKHOLDERS (THE "ACTION") OF VANGUARD MINERALS CORPORATION ("VANGUARD" OR THE "COMPANY") WAS TAKEN ON MAY 10, 2010 BY THE MAJORITY OF STOCKHOLDERS IN ACCORDANCE WITH SECTIONS 78.315 AND 78.320 OF THE NEVADA REVISED STATUTES. THESE PERSONS COLLECTIVELY OWN IN EXCESS OF THE REQUIRED MAJORITY OF THE OUTSTANDING VOTING SECURITIES OF VANGUARD NECESSARY FOR THE ADOPTION OF THE ACTION.

Proposal 1.	To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation."
Proposal 2.	To authorize an increase in the authorized common stock from 1,666,666 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MAY__,  2010 SHALL BE ENTITLED TO RECEIPT OF THIS INFORMATION STATEMENT.

THE INFORMATION  STATEMENT IS BEING PROVIDED TO YOU FOR  INFORMATIONAL  PURPOSES ONLY.  YOUR VOTE IS NOT REQUIRED TO APPROVE THE ACTIONS  DESCRIBED  ABOVE.  THIS INFORMATION STATEMENT DOES NOT RELATE TO AN ANNUAL MEETING OR SPECIAL MEETING IN LIEU OF AN ANNUAL  MEETING.  YOU ARE NOT BEING ASKED TO SEND A PROXY AND YOU ARE REQUESTED  NOT TO SEND ONE. THE  APPROXIMATE  MAILING  DATE OF THIS  INFORMATION STATEMENT IS MAY__, 2010.
THIS INFORMATION  STATEMENT  DESCRIBES,  IN MORE DETAIL, THE ACTIONS BEING TAKEN AND THE CIRCUMSTANCES SURROUNDING THE BOARD'S RECOMMENDATION OF THE ACTIONS.
BY ORDER OF THE BOARD OF DIRECTORS,

/s/ JAMES PRICE
JAMES PRICE, PRESIDENT &
CHIEF EXECUTIVE OFFICER

QUESTIONS AND ANSWERS

Q: What am I being asked to approve?

A: You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Our President, CEO and Sole Director, James Price, who owns 59.1% of our issued and outstanding stock and therefore holds a majority of the outstanding voting common stock of Vanguard (the "Majority Stockholder") has already agreed to approve:

Proposal 1.	To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation."
Proposal 2.	To authorize an increase in the authorized common stock from 1,666,666 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

Q: Why have the Board of Directors and the Majority Stockholders agreed to approve these actions?

A: Vanguard was originally formed as a mining corporation.  Given the current state of global commodity prices, the Company’s needs to improve its financial health and diversify its operations.  We have appointed a new chief executive officer who intends to diversify the Company's interests and improve its financial health. Specifically, the Company has elected to pursue a new additional line of business that involves the provision of management consulting and business  and the name no longer reflects the new direction and operations of the Company.  The changes of the name of the Company will better reflect this new operational focus and the increase in the authorized common stock of the Company will allow the Company and its Board of Directors the ability to issue shares of the Company’s common stock if necessary in these new operational activities.’
GENERAL INFORMATION

Outstanding Shares and Voting Rights

On May __, 2010  (the “Record Date”), Vanguard had 1,455,499  outstanding shares of common stock with a par value of $0.001 per share. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date for determining stockholders who would have been entitled to notice of and to vote on the amendments to Vanguard’s Articles of Incorporation, were held by approximately ____ stockholders of record. In connection with the various matters outlined in this Information Statement, Vanguard’s Board of Directors and a majority of its shareholders, by written consent in lieu of a shareholders meeting, have agreed to:

Proposal 1.	To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation."
Proposal 2.	To authorize an increase in the authorized common stock from 1,666,666 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

The principal effect of these actions will be to more clearly reflect the Company’s intended business purpose in the future.

Approval of these actions requires the affirmative consent of at least a majority of the outstanding shares of common stock of Vanguard. Majority Stockholders holding a total of 860,000 shares of common stock (59.1%), have already agreed to these actions.

THE PROPOSALS

Proposal 1.  To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation."

The proposed change of Vanguard's name to "Vanguard Management Corporation" is intended to convey more clearly a sense of the company's intended business and to allow it to pursue other opportunities.   The name Vanguard Minerals Corporation limits the Company’s ability to pursue other opportunities.   Approval of the name change requires the affirmative consent of at least a majority of the outstanding shares of common stock of Vanguard. Majority Stockholders holding a total of 860,000 shares of common stock (59.1%), have already agreed to this action.

On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

Proposal 2. To authorize an increase in the authorized common stock from 1,666,666 to 500,000,000  (Requires  an amendment to the Articles of Incorporation).

The Company currently has 1,455,699 shares issued and outstanding out of 1,666,666 authorized.  This means that there are only 210,967 shares available for issuance currently.  The proposed change will allow the Company to issue up to 500,000,000 shares, which would provide for opportunities for financing and other transactions.

On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

Record Date

The close of business on May __, 2010, has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Expenses of Information Statement

The expenses of mailing this Information Statement will be borne by Vanguard, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock, held of record by such persons, and that Vanguard will reimburse them for their reasonable expenses incurred in connection therewith.

Interest of Certain Persons in Matters to Be Acted on

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security Holding or otherwise, in any action covered by the related resolutions adopted by the Board of Directors and the Majority Stockholders, which is not shared by all other stockholders.

AMENDMENTS TO ARTICLES OF INCORPORATION

Name Change

The proposed amendment to Vanguard's Articles of Incorporation will cause Vanguard to change its name to "Vanguard Management Corporation.” On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

General

The foregoing amendments will become effective on the opening of business on the twenty first day following the mailing of the Definitive Stockholders Information Statement to Vanguard's stockholders. Any executive officer, as required by the Nevada Law, is entitled to execute and file the Articles of Amendment with the Secretary of the State of the State of Nevada and such other agencies or entities as may be deemed required or necessary.

Following the name change, the share certificates you now hold will continue to be valid. In the future, new share certificates will be issued bearing the new name, but this in no way will effect the validity of your current share certificates. Certificates bearing our new name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240, Las Vegas NV 89119.

Increase in the Authorized

Our board of directors and majority stockholders have approved an increase the authorized shares that the Company can issue from 1,666,666 to 500,000,000. This  requires an  Amendment  to the  Articles of  Incorporation.

The Company has currently 1,455,699 shares issued and outstanding out of 1,666,666 authorized.

We believe that the increase in the authorized will be advantageous to us and to all shareholders,  because it may provide the  opportunity  for the Company to issue additional shares for financing or for other corporate purposes.

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's shareholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. All determinations (except involving a merger where more shares will be issued equaling more than 20% of the issued and outstanding shares prior to the transaction) involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility but require a determination by the Board that the shares are being issued for fair and adequate consideration.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the Company.

It is likely that the Company may acquire other compatible business opportunities through the issuance of Common Stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior shareholder has paid, or at a greater than the then current market price. Typically unregistered shares are issued at less than market price due to their illiquidity and restricted nature, and the extended holding period, before they may be sold.

As our current Chief Executive Officer, James Price, is our sole director and controls 59.1% of our issued and outstanding stock.  Mr. Price is therefore able to exert nearly complete and total control of our business, affairs, potential transactions, sale or disposition of assets, entering into contracts or acquisitions.  Mr. Price may engage, and has engaged, in related-party transactions with the Company.  Once the increase in the authorized is approved, Mr. Price would be able to authorize the issuance of more than 498,000,000 shares, which could potentially dilute the current shareholders by more than 99%.

Future Dilutive Transactions

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration.  Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances.  Most determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.

The issuance of additional  shares in future  transactions  will allow, the  following  types  of  actions  or  events  to  occur  without  the  current stockholders being able to effectively prevent such actions or events:

         1.  Dilution may occur due to the issuance of  additional  shares.  The percentage ownership of the Company by the existing  shareholders may be diluted from as much as 100% to as little as 0.3%, assuming the Company issues the full 500,000,000 shares authorized.

         2. Control  of the  Company  by stockholders  may  change  due  to  new issuances.

         3. The  election of the Board of  Directors  may continue to be  dominated  by new large  stockholders,  effectively  blocking current  stockholders  from electing directors.

         4. Business plans and operations may change.

         5. Mergers, acquisitions,  or divestitures may occur which are approved by the holders of the newly issued shares.

In the  future  event  that the Board  continues  to issue  shares  for capital,  services, or acquisitions,  the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the  Company.  It is likely that the Company  may  acquire  other  compatible business  opportunities  through the  issuance of common  stock of the  Company.  Although  the terms of any such  transaction  cannot be  predicted,  this  could result  in  substantial  additional  dilution  in the  equity  of those who were stockholders  of the Company prior to such issuance.  There is no assurance that any future  issuance  of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than  market  price due to their  illiquidity  and  restricted  nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

Future Transactions with Aero Financial

Our President, CEO, Sole Director and majority shareholder, James Price, is also the controlling shareholder of Aero Financial, Inc., a private company.  While there are no present plans for any merger of our Company or any acquisition of all or substantially all of Aero Financial's assets, there can be no assurance that such a transaction will not occur.  James Price would have the ability to effect such a transaction without the approval of other shareholders.

Additional Information Regarding Our New Business

On April 20, 2010, the Company initiated a new line of business doing business as Vanguard Management.  The Company intends to  provide management and business development consultation to emerging growth companies in a wide variety of fields including uranium mining, gold and silver mining, coal mining, clean coal technology, environmentally friendly resource extraction, green energy technologies as well as other businesses that may be interested in the Company's services.  We have not yet developed any customers for our new business offerings.  We have not yet determined the pricing, distribution, growth plan, anticipated costs, revenues (if any) or other information regarding our new business line.  Initially, these services will be offered by our President and CEO James Price.  We have not determined how these services will be priced or if we will be able to hire any other individuals to provide such services.

SHARE CAPITALIZATION OF VANGUARD

Material Terms of the Common Stock

As of May 17, 2010 there were 1,455,699 shares of common stock, par value $0.001, issued and outstanding. No additional shares will be issued by virtue of these actions. On April 16, 2010, we effected a 1 for 300 reverse split of our common stock, par value $0.001.  Prior to April 16, 2010, there were 80,549,666 common shares.  This reverse split had been authorized by our board of directors pursuant to Nevada law.

The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of common stock do not have cumulative voting rights for the election of directors. The holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of Vanguard, legally available for the payment of dividends. The holders of shares of common stock do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of Vanguard and have no rights to convert their common stock into any other securities.

On any liquidation, dissolution or winding up of Vanguard, holders of shares of common stock are entitled to receive pro rata on all of the assets of Vanguard available for distribution to shareholders.

The foregoing summary of the material terms of the capital stock of Vanguard does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of the Articles of Incorporation of Vanguard.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the ownership of common stock with respect to shareholders who were known to  Vanguard to be beneficial owners of more than 5% of the common stock as of April 30, 2010, and officers and directors of Vanguard individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*

Executive Officers & Directors:

Common	James Price President, CEO & Sole Director 402 W. Broadway, Suite 2800 San Diego, CA 92101	860,000 shares	59.1%

Total of All Directors and Executive Officers:		860,000 shares	59.1%
More Than 5% Beneficial Owners: (not included above)

None	0

MANAGEMENT INFORMATION

Biographical Information on Officers and Directors and Significant Employees

The following table sets forth our directors and executive officers and their ages as of the fiscal year ended December 31, 2009:

Name	Age	Position

James Price	44	President, Chief Executive Officer and Sole Director

Vladimir Fedyunin	36	Principal Financial Officer and Principal Accounting Officer*.

*Mr. Fedyunin resigned as President, Chief Executive Officer and Sole Director as of February 2, 2010

James Price- President, Chief Executive Officer and Sole Director

Mr. Price has served as our President and Chief Executive Officer since February 2, 2010.  Since May of 1992, Mr. Price has functioned as President and Chief Executive Officer of San Diego based Aero Financial, Inc., which he founded, to provide essential support and organizational services to private and public companies.   Mr. Price received his bachelor’s degree from Eastern Washington University and served for 3 years in the US Army.  Upon his honorable discharge, Mr. Price served as a stock broker and office Principal for 10 years at various brokerage firms, including Gant, Cohig and Associates, AG Edwards and Sons and Global Financial, prior to founding Aero Financial.    Mr. Price sits on the Board of Directors for the San Diego area YMCA and is the Chairman of the Board for the I AM Foundation.

Vladimir Fedyunin - Principal Financial Office and Principal Accounting Officer

Vladimir Fedyunin has served as our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, and Director since December 29, 2006.  Mr. Fedyunin resigned as President, Chief Executive Officer and Sole Director as of February 2, 2010 but remains our Principal Financial and Accounting Officer.

In addition, from January 2006 Mr. Fedyunin has served as President of Navigator Consulting Group, a corporate and management consultancy. Previously, he also served as Vice-President of Navigator Consulting Group, from November 1999 to January 2004. From January 2004 through January 2006 Mr. Fedyunin served as President of Inter Currency Exchange Corporation, a foreign exchange brokerage firm. From February 1993 through October 1998, he served as Executive Director of FOX, Ltd., and, from January 1992 through February 1993, as a Marketing General Manager for Trade House, Inc., both firms located in Zhitomir, Ukraine. Mr. Fedyunin holds a Certificate in Business Administration from Kiev Polytechnic Institute, and a Masters of Science in Commercial and Investment Banking from Moscow State University of Economics, Statistics and Informatics.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our current executive officers for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James Price,	2009		-	-	-	-	-	-	-
Chief Executive Officer*

Vladimir Fedyunin** Chief Executive Officer	2007 2008 2009	43,500 58,248 10,774	- - -	- - -	- - -	- - -	- - -	- - -	43,500 58,248 10,774

*	James Price was appointed as our President, Chief Executive Officer and as a Director on February 2, 2010.
**
Vladimir Fedyunin was appointed our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, and a director on December 29, 2006.  He resigned as President, Chief Executive Officer  and a director on February 2, 2010 but remains our Principal Financial Officer and Principal Accounting Officer.

Compensation to Directors

As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options. During the last fiscal year ended December 31, 2010, we did not grant any stock options to our directors or make any cash payments.

Stock Option Grants

We did not grant any stock option to the executive officers during our most recent fiscal year ended December 31, 2009. We have also not granted any stock option to the executive officers since December 31, 2009.

Board of Directors Report on Executive Compensation

The Board of Directors of Vanguard will be responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of Vanguard. The goals of Vanguard are to align compensation with business objectives and performance and to enable Vanguard to attract, retain and reward executive officers and other key employees who contribute to the long-term success of Vanguard. Vanguard will provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, Vanguard may set up a pension plan or similar retirement plans.

Vanguard has no pension, health, annuity, insurance, profit sharing or similar benefit plans.

At this time, Mr. Price is the Company’s sole director and also is an officer of the Company and therefore is able set and determine is compensation without the input of independent directors.

Stock Options

Vanguard has no stock options outstanding.

Familial Relationships

None.

Indemnification

The Nevada Revised Statutes contain provisions for indemnification of the officers and directors of Vanguard. The Bylaws require Vanguard to indemnify such persons to the full extent permitted by law. The Bylaws with certain exceptions, eliminate any personal liability of a director to Vanguard or its stockholders for monetary damages to Vanguard or its stockholders for gross negligence or lack of care in carrying out the director's fiduciary duties. Nevada law permits such indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of Vanguard. A director or officer must be indemnified as to any matter in which he successfully defends himself.

The officers and directors of Vanguard are accountable to the stockholders of Vanguard as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling Vanguard's affairs.

A stockholder may be able to institute legal action on behalf of himself and all other similarly situated stockholders, to recover damages where Vanguard has failed or has refused to observe the law. Stockholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Vanguard, due to a breach of fiduciary duty by an officer or director of Vanguard in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from Vanguard.

Vanguard may not be liable to its stockholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of Vanguard in most cases for any liability suffered by them or arising out of their activities as officers and directors of Vanguard, if they had not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action that they would have except for this limitation in the Articles of Incorporation and By-laws. Vanguard has been advised that, it is the position of the SEC that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Exchange Act of 1934, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Vanguard may also purchase and maintain insurance on behalf of directors and officers, insuring against any liability asserted against such persons incurred in the capacity of director or officer or arising out of such status, whether or not Vanguard would have the power to indemnify such persons.

WHERE YOU CAN FIND MORE INFORMATION

Vanguard files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that Vanguard files with SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Vanguard to "incorporate by reference" the information it files with them, which means that Vanguard can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information Vanguard incorporates by reference is an important part of this Information Statement. Subsequent information that Vanguard files with SEC will automatically update and supersede this information.

Vanguard incorporates by reference the following documents filed by Vanguard pursuant to the Securities Exchange Act of 1934: (i) Vanguard's Annual Report on Form 10-Kfor the fiscal year ended December 31, 2009; and (ii) any future filings Vanguard makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act pertaining to this information statement. You may request a copy of these filings (other than an exhibit to any of these filings unless Vanguard has specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning Vanguard at the following address:

Vanguard Minerals Corporation

402 West Broadway, Suite 2800, San Diego, CA 92101

You should rely only on the information Vanguard has provided or incorporated by reference in this Information Statement or any supplement. Vanguard has not authorized any person to provide information other than that provided here. Vanguard has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement has been presented for the consent of the shareholders.

INQUIRIES

Shareholders may make inquiries by contacting James Price at 540-841-0226.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Price
James Price
President and C.E.O.